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EXHIBIT 4.3

Date:	August 12, 2002
To:	MANDALAY RESORT GROUP
Attn:	Kevin Fitzpatrick
Fax:	702.632.6822
From:	Citibank N.A., New York Confirmations Unit 333 West 34th Street, 2nd Floor New York, NY 10001, USA
Phone:	1.212.615.8981
Fax:	1.212.615.8985
Our ref: M023940 Your ref:

TRANSACTION

        The purpose of this letter agreement (this "Confirmation") is to set forth the terms and conditions of the Transaction entered into between MANDALAY RESORT GROUP ("Counterparty") and Citibank N.A., New York ("Citibank") on the Trade Date specified below (the "Transaction").

        1.    The definitions and provisions contained in the 2000 ISDA Definitions (the "Definitions") (as published by the International Swaps and Derivatives Association, Inc.) are incorporated into this Confirmation. References herein to a "Transaction" shall be deemed to be references to a "Swap Transaction" for the purposes of the Definitions.

        The purpose of this communication is to set forth the terms and conditions of the above-referenced Transaction entered into on the Trade Date specified below (the "Transaction") between Citibank and Counterparty. This communication constitutes a "Confirmation" as referred to in the Agreement specified below.

        This Confirmation evidences a complete binding agreement between you and us as to the terms of the Transaction to which this Confirmation relates. In addition, you and we agree to use our best efforts promptly to negotiate, execute and deliver a Master Agreement (Multicurrency-Cross Border) in the form published by the International Swaps and Derivatives Association, Inc. ("ISDA"), with such modifications as you and we shall in good faith agree. Upon the execution by you and us of such Master Agreement (the "Agreement"), this Confirmation will supplement, form a part of, and be subject to the Agreement. A copy of the Agreement has been or promptly after the date hereof will be, delivered to you.

        Prior to execution of the Agreement the provisions of the Master Agreement (Multicurrency-Cross Border), in the form published by ISDA, are incorporated by reference herein and form a part of this Confirmation and further, this Confirmation (together with all other Confirmations of Transactions previously entered into between us, notwithstanding anything to the contrary therein) shall be deemed to be subject to the terms of the Agreement, as if, on the Trade Date of the first such Transaction between us, you and we had executed the Agreement (without any Schedule thereto).

        If Counterparty fails to execute and deliver or to negotiate in good faith the Agreement within 180 days of the Trade Date, Citibank may give Counterparty notice that an Additional Termination Event has occurred and is continuing with respect to Counterparty, in which event Counterparty will be the only Affected Party.

        THIS CONFIRMATION WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO CHOICE OF LAW DOCTRINE, PROVIDED THAT THIS PROVISION WILL BE SUPERSEDED BY ANY CHOICE OF LAW PROVISION IN THE MASTER AGREEMENT.

        THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS RELATING HERETO AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO THESE COURTS

        2.    The terms of the particular Transaction to which this Confirmation relates are as follows:

Trade Date:	August 7, 2002
Effective Date:	August 9, 2002
Termination Date:	August 1, 2007, subject to adjustment in accordance with the Modified Following Business Day Convention
Fixed Amounts
Fixed Rate Payer:	Citibank
Fixed Rate Payer: Notional Amount:	USD 250,000,000.00
Fixed Rate Payer Period End Dates:	Each February 1 and August 1 commencing February 1, 2003 through and including the Termination Date, with No Adjustment
Fixed Rate Payer Payment Dates:	Each February 1 and August 1, commencing February 1, 2003, through and including the Termination Date
Fixed Rate Payer Fixed Rate:	10.25000 percent
Fixed Rate Payer Day Count Fraction:	30/360
Fixed Rate Payer Business Days:	New York and London
Fixed Rate Payer Business Day Convention:	Modified Following
Floating Amounts
Floating Rate Payer:	Counterparty
Floating Rate Payer Notional Amount:	USD 250,000,000.00
Floating Rate Payer Payment Dates:	Each February 1 and August 1 commencing February 1, 2003, through and including the Termination Date
Floating Rate Payer Floating Rate for initial Calculation Period:	Six Months Libor in Arrears plus 5.9705 percent

Floating Rate Payer Floating Rate Option:	USD-LIBOR-BBA
Floating Rate Payer Designated Maturity:	Six months
Floating Rate Payer Spread:	Plus 5.9705 percent
Floating Rate Payer Day Count Fraction:	Actual/360
Floating Rate Payer Reset Dates:	The Floating Rate is set in arrears. The Floating Rate Payer Reset Date with respect to each Calculation Period is the last day of such Calculation Period
Compounding:	Inapplicable
Floating Rate Payer Business Days:	New York and London
Floating Rate Payer Business Day Convention:	Modified Following
Calculation Agent:	Citibank

        Representations:

  (a)    In connection with this Confirmation, the Transaction to which this Confirmation relates and any other documentation relating to the Agreement, each party to this Confirmation represents and acknowledges to the other party that:

    (i)    it is not relying on any advice, statements or recommendations (whether written or oral) of the other party regarding such Transaction, other than the written representations expressly made by that other party in the Agreement and in this Confirmation in respect of such Transaction;

    (ii)    it has the capacity to evaluate (internally or through independent professional advice) such Transaction (including decisions regarding the appropriateness or suitability of such Transaction) and has made its own decision to enter into such Transaction;

    (iii)    it understands the terms, conditions and risks of such Transaction and is willing to accept those terms and conditions and to assume (financially and otherwise) those risks;

    (iv)    it is entering into such Transaction, as principal and not as an agent for any other party;

    (v)    it acknowledges and agrees that the other party is not acting as a fiduciary or advisor to it in connection with this Transaction; and

    (vi)    In the case of the Counterparty only, it has entered into this Transaction for the purpose of (i) managing its borrowings or investments, (ii) hedging its underlying assets or liabilities or (iii) in connection with its line of business.

        4.    Account Details

Payments to Citibank in USD:	CITIBANK N.A. NEW YORK BIC: CITIUS33 ACCOUNT NO 00167679 ACCOUNT NAME: FINANCIAL FUTURES
Payments to Counterparty:	Please provide to expedite payment

        If you have any questions regarding this letter agreement, please contact the Swap Operations Department at the telephone numbers or the facsimile numbers indicated on this Confirmation.

        Please confirm that the foregoing correctly sets forth the terms of our agreement by executing the copy of this Confirmation enclosed for that purpose and returning it to us.

Very truly yours, Citibank N.A., New York
By:	/s/ FRANK A. LICCIARDELLO

Accepted and confirmed as of the Trade Date:
MANDALAY RESORT GROUP
By:	/s/ GLENN SCHAEFFER PRESIDENT AND CHIEF FINANCIAL OFFICER

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  EXHIBIT 4.3